Morgan Stanley Institutional Fund, Inc. - Emerging
Markets Fixed Income Opportunities Portfolio
Item 77O- Transactions effected pursuant to Rule
10f-3


Securities Purchased:  Braskem Netherlands Finance
B.V. 4.500% due 1/10/2028
Purchase/Trade Date: 10/4/2017
Offering Price of Shares: $98.995
Total Amount of Offering: $1,250,000,000
Amount Purchased by Fund: $310,000
Percentage of Offering Purchased by Fund: 0.025%
Percentage of Fund's Total Assets: 1.21%
Brokers: Itau BBA, Morgan Stanley, Santander,
BNP PARIBAS, Credit Agricole CIB, SMBC
Nikko, UBS INVESTMENT BANK
Purchased from: BNP Paribas Securities Corp.
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%:
YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one
NRSRO.